Exhibit 99.1

COTT REPORTS SECOND QUARTER 2008 RESULTS

•	Reported loss per share of $0.03 compared to $0.07 earnings per share in Q2 2007

•	Gross margin increased to 12.2% versus 12.0% in the prior year second quarter

•	Restructuring and asset impairment charges of $7.1 million

•	Company focused on private label; water project on track

(All information in U.S. dollars)

TORONTO, July 31, 2008 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the second quarter ended June 28, 2008.

SECOND QUARTER CONSOLIDATED RESULTS

Second quarter revenue was down 6.4% to $466.5 million compared to $498.5 million in the prior year second quarter, driven by lower volumes in North America. The effect of volume declines was partially offset by higher average selling prices and a $7.0 million foreign exchange benefit. Average selling prices company-wide were up 5.3% compared to the second quarter of 2007.

Filled beverage volume for eight-ounce equivalent cases (“beverage case volume”) was down 9.1% to 215.3 million compared to the second quarter of 2007. The decrease was driven by an 11.1% decrease in North American beverage case volume, primarily due to continued decline in demand for carbonated soft drink (“CSD”) products. International beverage case volume was down 2.9% compared to the second quarter of 2007. Concentrate eight-ounce equivalent case volume (“case volume”) was down 15.7%, driven by a 26.1% decline in RC International concentrate case volume.

The second quarter gross margin was 12.2% compared to 12.0% in the prior year second quarter and 10.5% in the first quarter of 2008. Higher gross margins compared to the second quarter of 2007 reflect the benefits of a higher average price per case, and more favorable product mix, partially offset by lower fixed cost absorption due to lower volumes. Ingredients and packaging costs, although trending higher, increased only one percent compared to prior year.

Selling, general and administrative (“SG&A”) expenses for the second quarter were essentially flat at $44.5 million compared to $44.7 million in the comparable prior year period. SG&A expenses were down 15.7% when compared to the first quarter of 2008 due primarily to reduced executive transition costs and lower stock compensation costs.

The second quarter SG&A expenses compared to the prior year quarter primarily reflect $0.5 million of increased bad debt expense, $0.6 million of increased amortization expenses related to the change in the estimated life of certain trade names, $0.7 million of additional depreciation associated with vending equipment, and $1.3 million of additional amortization expense related to software assets, and $1.0 million of unfavorable foreign exchange effects, offset by a $3.7 million reduction in compensation costs.

Operating income for the second quarter was $5.3 million compared to operating income of $6.2 million for the comparable prior year period. The second quarter included $7.1 million of restructuring and asset impairment charges ($6.7 million in restructuring charges and $0.4 million in impairment charges) compared to $9.1 million in the second quarter of 2007. Absent these charges, Cott would have generated operating income of $12.4 million for the current quarter compared to operating income of $15.3 million in the comparable prior year quarter.

During the second quarter, Cott announced a plan to refocus its North American unit on its core private label business. At the same time, Cott announced cost saving plans that resulted in restructuring charges of $6.7 million. Cott also recorded a $0.4 million impairment charge related to the early termination of a lease for a warehouse shut down in 2006 in connection with a now-completed restructuring plan. Also included as other income in the second quarter is a $4.5 million insurance recovery related to the aseptic line in the U.K.

“We are receiving positive feedback from our retail customers following our June announcement to refocus on our private label business,” commented David Gibbons, Cott’s Interim CEO. “After a difficult April, I was encouraged by our results in North America over the balance of the quarter. Consumers are feeling the impact of higher prices on food and fuel; these developments traditionally favor private label products like Cott’s,” added Gibbons.

“We are on track to deliver the cost savings described in connection with the refocus plan announced in June,” commented Juan Figuereo, Cott’s CFO. “We are executing against our plans to achieve the 50% to 70% increase in operating profit, adjusted for restructuring and other unusual items, discussed in June. We are paying careful attention to the impact that rising commodity costs may have on both consumers and the competitive environment throughout the balance of the year.”

Cott’s income tax provision for the second quarter of 2008 was $3.3 million versus a tax benefit of $4.6 million in 2007. This provision reflects taxable income generated in certain jurisdictions. The tax benefit of the losses generated in the U.S. cannot be recognized until there is clear probability of future recovery.Net loss in the quarter was $1.8 million (or $0.03 per diluted share), compared to net income of $4.7 million (or $0.07 per diluted share) in 2007.

2nd Quarter Key Indicators

	2008	2007
Volume (8oz MM)	302.5	340.3
Revenue ($MM)	$466.5	$498.5
Gross Margin	12.2%	12.0%
Restructuring, Asset Impairments & Other Charges ($MM)	$7.1	$9.1
Net (Loss) Income ($MM)	$(1.8)	$4.7
Reported EPS	$(0.03)	$0.07

SECOND QUARTER BUSINESS UNIT HIGHLIGHTS

North American beverage case volume and revenue declined 11.1% and 10.0%, respectively, when compared to the second quarter of 2007, as a result of continued declining demand for CSD products. In North America, net selling prices per beverage case were up 1.3% compared to the second quarter of 2007.

“We are in the final stages of implementing the water project in North America,” commented Gibbons. “We are currently shipping from three locations, and by the end of next month we expect to be shipping product from all four new water locations. We are delighted to be able to support our customers’ environmental sustainability efforts by providing a more environmentally friendly water bottle, while delivering a much needed cost reduction to our business.”

The International business unit generated revenue growth of 3.4%. On a beverage case volume basis, International volumes declined 2.9% while total case volumes declined 14.8%.

U.K./Europe beverage case volume decreased 1.6% and revenues increased 6.0% due to higher selling prices and improved product mix. In Mexico, softness in the modern trade and the impact of Cott’s new credit policies resulted in a beverage case volume decline of 9.8% compared to the prior year, and a revenue decrease of 5.8%.

RC International sales were 16.1% lower than the prior year quarter and consistent with expectations due to heavy order volume in the fourth quarter of 2007 in advance of higher pricing in 2008.

YEAR-TO-DATE PERFORMANCE HIGHLIGHTS

Total beverage case volume and revenue declined 7.3% and 4.7%, respectively, when compared to the first half of 2007, as a result of continued declining demand for CSD products.

Year-to-date SG&A expenses increased by $15.0 million versus the first half of 2007. This increase was primarily due to $1.8 million of additional selling and marketing costs, $3.9 million of increased bad debt expense, $1.9 million of increased amortization expense related to a change in the estimated life of certain trade names, $1.8 million additional depreciation associated with vending equipment, $1.9 million of additional amortization expense related to software assets and $2.3 million of foreign exchange effects, offset by a $3.7 million reduction in compensation costs (after $6.8 million of additional executive transition costs, including non-cash stock compensation of $1.9 million).

On a year-to-date basis, Cott’s operating loss was $6.9 million, compared to operating income of $21.8 million in the first half of 2007. Year-to-date restructuring and asset impairment charges were $7.1 million, compared to $9.4 million in the prior year. Absent these charges, Cott would have generated $0.2 million operating loss year-to-date compared to $31.2 million of income in the comparable prior year.

Second Quarter Results Conference Call

Cott Corporation will host a conference call today, Thursday, July 31, at approximately 10 AM ET to discuss second quarter and year-to-date financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America:	(800) 595-8550
International:	(416) 644-3422

Webcast

To access a live audio stream of the second quarter conference call, please visit the Company’s website at http://www.cott.com. Please log on 15 minutes early to register, download, and install any necessary audio/video software. For those who are unable to access the live broadcast, a replay will be available at Cott’s website for two weeks following this event.

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, customers, or other third parties.

Non-GAAP Measures

Cott supplements its reporting of operating income (loss) determined in accordance with GAAP by using adjusted operating income (loss). Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from adjusted operating income (loss), in determining adjusted operating income (loss). The term adjusted operating income (loss) excludes restructuring, asset impairment and other charges. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses these results to evaluate the impact of operational business decisions. In this report, we present certain information regarding changes in our revenue excluding the impact of foreign exchange. We believe that this is a useful financial measure for investors in evaluating our operating performance for the periods presented, as when read in conjunction with our changes in revenue on a

U.S. GAAP basis, it presents a useful tool to evaluate our ongoing operations and provides investors with an opportunity to evaluate our management of assets held from period to period. Since Cott uses these financial results in the management of its business, the Company believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance. Cott’s adjusted operating income (loss) should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss) or any other amount determined in accordance with GAAP. Cott’s adjusted operating income (loss) reflect management’s judgment of particular items, and may not be comparable to similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains or refers to forward-looking statements that are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, the stability of procurement costs of raw packaged materials, the changing nature of the North American business; our ability to successfully implement our cost reduction program, restore plant efficiencies and lower logistics and other costs; our ability to grow our business outside of North America, including new geographic areas; our ability to expand our business to new channels and products; our ability to recruit, retain, and integrate new management and a new management structure; loss of or reduction in sales to key customers, particularly Wal-Mart, and the commitment of our customers to their own Cott-supplied beverage programs; increases in competitor consolidations and other marketplace competition, particularly among manufacturers of branded beverage products; our ability to identify acquisition and alliance candidates and to integrate into our operations the businesses and product lines that we acquire or become allied with; our ability to secure additional production capacity either through acquisitions, or third party manufacturing arrangements; increase in interest rates; fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers; our ability to pass on increased costs to our customers and the impact those increased prices could have on our volumes; unseasonably cold or wet weather, which could reduce demand for our beverages; our ability to protect the intellectual property inherent in new and existing products; failure to remediate material weaknesses in our internal controls; adverse rulings, judgments or settlements in our existing litigation and regulatory reviews, and the possibility that additional litigation or regulatory reviews will be brought against us; product recalls or changes in or increased enforcement of the laws and regulations that affect our business; currency fluctuations that adversely affect the exchange between the U.S. dollar on the one hand and the pound sterling, the Canadian dollar, the Mexican peso and other currencies on the other hand; changes in tax laws and interpretations of tax laws; changes in consumer tastes and preferences and market demand for new and existing products and our ability to develop new products that appeal to changing consumer tastes; interruption in transportation systems, labor strikes, work stoppages and other interruptions or difficulties in the employment of labor or transportation in our markets; and changes in general economic and business conditions.

The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions.

CONTACTS:

Edmund O’Keeffe	Tel: (905) 672-1900 x 19216
Kimball Chapman	Tel: (813) 313-1840

Website: www.cott.com

COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of US dollars except per share amounts, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue	$466.5	$498.5	$856.2	$898.7
Cost of sales	409.5	438.9	758.4	785.6

Gross profit	57.0	59.6	97.8	113.1

Selling, general and administrative expenses	44.5	44.7	97.3	82.3
Loss (gain) on disposal of property, plant & equipment	0.1	(0.4)	0.3	(0.4)
Restructuring and asset impairments
Restructuring	6.7	9.1	6.7	9.4
Asset impairments	0.4	0.0	0.4	0.0

Operating income (loss)	5.3	6.2	(6.9)	21.8

Other (income) loss, net	(4.8)	(2.6)	(6.2)	(2.3)
Interest expense, net	8.0	7.9	15.7	15.7
Minority interest	0.6	0.8	1.0	1.5

Income (loss) before income taxes	1.5	0.1	(17.4)	6.9

Income tax expense	3.3	(4.6)	5.7	(2.6)

Net (loss) income	$(1.8)	$4.7	$(23.1)	$9.5

Net (loss) income per common share
Basic	$(0.03)	$0.07	$(0.32)	$0.13
Diluted	$(0.03)	$0.07	$(0.32)	$0.13

Weighted average outstanding shares (thousands)
Basic	71,136	71,831	71,502	71,791
Diluted	71,136	71,859	71,502	71,827

COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of US dollars, US GAAP)
Unaudited

	June 28, 2008	December 29, 2007
ASSETS
Current assets
Cash	$23.9	$27.4

Accounts receivable, net of allowance of $11.1 million ($9.4 million as of December 29, 2007)	225.2	195.4
Income taxes recoverable	26.2	32.8
Inventories	134.0	130.1
Prepaid and other expenses	13.9	10.2
Deferred income taxes	0.9	2.5

	424.1	398.4

Property, plant and equipment	395.4	388.4
Goodwill	107.4	108.3
Intangibles and other assets	230.5	236.0
Deferred income taxes	13.7	13.3

	$1,171.1	$1,144.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$140.4	$137.0
Current maturities of long-term debt	9.3	2.4
Income taxes payable	1.1	—
Accounts payable and accrued liabilities	223.7	195.4

	374.5	334.8
Contingencies and Commitments

Long-term debt	288.4	269.0
Other long-term liabilities	14.9	18.1
Other tax liabilities	36.9	36.6
Deferred income taxes	32.5	34.1

	747.2	692.6

Minority interest	19.1	19.6

Shareowners’ equity
Capital stock	275.0	275.0
Treasury stock	(6.4)	—
Restricted shares	—	(0.4)
Additional paid-in-capital	36.3	32.2
Retained earnings	70.0	93.1
Accumulated other comprehensive income	29.9	32.3

	404.8	432.2

	$1,171.1	$1,144.4

COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of US dollars, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Operating Activities
Net (loss) income	$(1.8)	$4.7	$(23.1)	$9.5
Depreciation and amortization	19.9	17.7	40.8	35.6
Amortization of financing fees	0.4	0.2	0.6	0.5
Share-based compensation expense	1.5	2.4	5.1	4.9
Deferred income taxes	2.5	3.2	1.5	3.4
Increase in other income tax liabilities	(2.1)	(0.3)	(1.0)	0.5
Minority interest	0.6	0.8	1.0	1.5
Loss (gain) on disposal of property, plant & equipment	0.1	(0.4)	0.3	(0.4)
Asset impairments	0.4	—	0.4	—
Lease contract termination loss	0.3	—	0.3	—
Lease contract termination payments	(0.4)	—	(0.4)	—
Other non-cash items	0.8	0.2	0.6	0.5
Change in accounts receivable	(25.1)	(40.5)	(25.4)	(49.8)
Change in inventories	1.8	(6.9)	(4.6)	(23.1)
Change in prepaid expenses and other current assets	(3.2)	0.9	(3.8)	(0.7)
Change in other assets	(3.2)	—	(3.2)	—
Change in accounts payable and accrued liabilities	20.2	22.7	17.7	36.1
Change in income taxes recoverable	2.9	(9.4)	7.7	(7.8)

Net cash provided by (used in) operating activities	15.6	(4.7)	14.5	10.7

Investing Activities
Additions to property, plant and equipment	(7.1)	(20.1)	(24.2)	(36.3)
Additions to intangibles	(1.3)	(1.3)	(3.3)	(1.7)
Proceeds from disposal of property, plant & equipment	2.6	0.6	2.6	0.8

Net cash used in investing activities	(5.8)	(20.8)	(24.9)	(37.2)

Financing Activities
Payments of long-term debt	(0.4)	(0.4)	(1.5)	(1.6)
Issuance of long-term debt	8.1	—	16.6	—
Payments on extinguishment of credit facility, net	(140.9)	—	(127.5)	—
Short-term borrowings, net	5.3	26.3	0.7	22.1
Long-term borrowings, ABL	595.4	—	595.4	—
Long-term repayments, ABL	(464.2)	—	(464.2)	—
Distributions to subsidiary minority shareowner	(0.5)	(0.7)	(1.6)	(1.3)
Issuance of common shares	—	0.5	—	0.5
Purchase of treasury shares	(6.4)	—	(6.4)	—
Deferred financing fees	(4.3)	—	(4.3)	—
Other financing activities	0.5	(0.1)	0.1	(0.2)

Net cash provided by (used in) financing activities	(7.4)	25.6	7.3	19.5

Effect of exchange rate changes on cash	0.1	0.1	(0.4)	—

Net decrease in cash	2.5	0.2	(3.5)	(7.0)

Cash, beginning of period	21.4	6.2	27.4	13.4

Cash, end of period	$23.9	$6.4	$23.9	$6.4

COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions, US GAAP)
Unaudited

	For the three months ended		For the six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenue
North America	$328.1	$364.6	$602.7	$660.1
International	138.4	133.9	253.5	238.6

	$466.5	$498.5	$856.2	$898.7

Operating income (loss)
North America	$(1.5)	$(7.0)	$(15.5)	$3.6
International	6.8	13.2	8.6	18.2

	$5.3	$6.2	$(6.9)	$21.8

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	183.8	200.9	340.7	365.2
International	118.7	139.4	233.5	292.9

	302.5	340.3	574.2	658.1

Volume - 8 oz equivalent cases - Filled Beverage
North America	158.6	178.5	294.2	325.6
International	56.7	58.4	104.1	104.2

	215.3	236.9	398.3	429.8

COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP OPERATING INCOME
(in millions of US dollars)
Unaudited

	For the three months ended		For the six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Operating income (loss)	$5.3	$6.2	$(6.9)	$21.8

Reconciling Items:
Restructuring	6.7	9.1	6.7	9.4
Asset Impairments	0.4	0.0	0.4	0.0

Adjusted operating income (loss)	12.4	15.3	$0.2	$31.2

COTT CORPORATION	EXHIBIT 6
Analysis of Revenue by Geographic Region
(in millions, US GAAP)
Unaudited

	Three months ended June 28, 2008			Six months ended June 28, 2008
(In million of U.S. dollars)	Cott [1]	North America	International	Cott [1]	North America	International
Change in revenue	$(32.0)	$(36.5)	$4.5	$(42.5)	$(57.4)	$14.9
Impact of foreign exchange	(7.0)	(6.1)	(0.9)	(15.0)	(12.7)	(2.3)

Change excluding foreign exchange	$(39.0)	$(42.6)	$3.6	$(57.5)	$(70.1)	$12.6

Percentage change in revenue	-6.4%	-10.0%	3.4%	-4.7%	-8.7%	6.2%

Percentage change in revenue excluding foreign exchange	-7.7%	-11.5%	2.7%	-6.3%	-10.4%	5.2%

[1]	Cott includes North America and International